Index Oil and Gas Inc. 15% Working Interest taken in West 1 Well

Houston, Texas December 4, 2006; Index Oil and Gas, Inc. (“Index”, “the Company”) (OTCBB: IXOG), today announced that it has signed an exploration agreement to participate in the West 1 exploration well.

West 1 targets the high-potential Cretaceous Edwards limestone in Lavaca County, Texas. The proposed total depth of the well is 14,700 feet. Index will have a 15% working interest in the well that is planned to spud in first calendar quarter 2007 with drilling results expected during the same quarter.

The medium-risk West 1 well, if successful in finding commercial gas, will pave the way for follow-on drilling activity in the leased area defined in the exploration agreement. Combined cumulative production from fields nearby exceeds 400 billion cubic feet of gas, equivalent to around 67 million barrels of oil, from the Edwards limestone.

The interest in West 1 has been taken in line with the Company’s strategy to rapidly build a balanced portfolio of producing assets without exposing investors to single critical events.

About Index

Index is a gas biased oil and gas exploration and production company, with activities in Kansas, Texas, Louisiana, Mississippi and Alabama. It has offices in Houston, Texas and Bath, England. Index is focused on efficiently building a broad portfolio of producing properties with what it believes to be significant upside potential and intends to grow its existing asset base and revenues through further investment in the U.S. The company seeks to develop its activities in areas containing prolific petroleum systems set in stable political and economic environments. To find out more about Index Oil and Gas (OTCBB: IXOG), visit our website at www.indexoil.com.

Contact
Index Oil and Gas Inc., Houston, Texas
Lyndon West
Telephone: 713 715 9275

Forward-Looking Statements

The statements in the press release that relate to the company's expectations with regard to the future impact the company's results from acquisitions or actions in development are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements in this document may also contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the Company, or any other person, that such forward-looking statements will be achieved. Since the information may contain statements that involve risk and uncertainties and are subject to change at any time, the company's actual results may differ materially from expected results. Index Oil and Gas, Inc. disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements.